Exhibit 16.1

April 2, 2012

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred in October 2011, to be filed by our former client, Strategic Mining Corporation.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
April 2, 2012

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